Exhibit 10.12
August 22, 2005
Danny Lam

RE:	— President — New Financing subsidiary
Dear Danny,
We are pleased to make the following offer to you regarding future employment at a new subsidiary to be established at ProLink Solutions LLC.

Position:	President —

Reports To:	CEO

Start Date:	No Later September 5, 2005

Responsibilities:	POSITION OVERVIEW:
Responsible for the overall development, sales, marketing, human resource, and financial strategy for the organization. Develop plans and coordinates company-wide financial strategies to meet business objectives and achieve maximum results. Continually evaluates the timely adjustment of tactics and plans to meet changing market and competitive conditions. Direct and coordinate the efforts of executive level personnel toward the accomplishment of corporate objectives.
SCOPE & RESPONSIBILITIES:
•	Design financial and budgeting strategy to support operations and in preparation for the IPO

•	Establish practices and procedures for control and compliance functions

•	Evaluate and implement financing alternatives

•	Plan the company’s capital structure, including cash and risk management

     Provide centralized administrative oversight of financial operations and human resources
•	Create and monitor financial reports, external and internal,

•	Establish strategic partnerships and alliances to support company goals

•	Communicate with Investors, Wall Street and the Financial Analyst community as required

•	Direct and implement investor relations strategies

•	Participate in review and appraisal of potential acquisitions and divestments

•	Acquire and manage staff support necessary to fulfill duties

•	Develop and manage sales and marketing plan.
Direct responsibility:  for contracts, lease documents, litigation, and Human Resource issues. Complete responsibility to all Sarbanes/Oxley matters. Your further responsibility will include general business on all company business.

Base Salary:	$150,000 annually — Payable Bi-weekly

Travel:	The Company will reimburse you for all approved expenses Entertainment expenses subject to company policy.

Moving Expense:	The Company will reimburse you for reasonable moving expense.
The company will pay for required airfare back and forth to New Jersey as required.
Corporate Housing:    The Company will provide corporate apartment until June 30, 2006. The company will pay required approved transition expenses. The candidate agrees to use his best efforts to secure permanent housing as quickly as possible.

Benefits:	Standard benefits package as detailed in the Company handbook.

Bonus:	You will be eligible for a series of bonuses equal to 100% ($150,000) of your base salary structured as follows:

1)	50% ($75,000) we will develop a series of milestones based on successful achievement of designed goals.

2)	50%-( $75,000) you will receive an annual bonus paid February 15, 2007 if the company achieves an annual EBITDA of $ ___million in 2006. This will be prorated from $ ___ million being zero.
There will be a prorated bonus paid if earned by December 31, 2005 on February 15, 2006. All other bonuses will be paid annually if earned by December 31, 2006 and will be paid on February 15, 2007

Equity Plan:	The board of directors has agreed to structure a synthetic equity plan that would award the candidate 20% interests in all net profits of subsidiary as well as 20% of net gains on the sale of the subsidiary. This sale provision of the plan would have a vesting schedule of 3 years with a gradual vesting plan of 1/3 per year. The vesting would have certain accelerating vesting provision based on a sale of the entity.

Employment	This will be a two-year agreement with other provision to be negotiated. Both parties agree to use their best efforts to complete this agreement as soon as possible.
If you have any questions or concerns, please do not hesitate to contact me. We look forward to you accepting this offer and joining our team.
Please advise us of your acceptance no later than August 31, 2005.
Very truly yours,

Lawrence Bain
President/CEO

ProLink Solutions, LLC	Acceptance: